Exhibit 10.37

2009 Employee Bonus Plan

Plan Purpose

We know our future success depends on our employees, and we are committed to sharing the Company’s success with our employees. Our Bonus Plan is designed to pay out a portion of the value employees create by successfully doing their jobs. If you achieve your individual goals and objectives and if the Company meets or exceeds its operational and financial goals for 2009, you will be eligible to share in the rewards of a job well done. Bonuses are not automatic, however. Whether bonuses will be issued, and in what amount, will be in the sole discretion of First Wind.

It is our hope that the 2009 Employee Bonus Plan will continue to motivate all plan participants to strive for Company prosperity.

Our 2009 Financial Goal

Our success in 2009 will be measured based on how we manage the business according to our operating budget, our Long Range Plan and other financial goals. For 2009 specifically, four corporate goals will be used to measure our overall Company success. Details of our corporate goals for 2009 are shown in Appendix A of this Plan.

Eligibility

You are eligible for the 2009 Employee Bonus Plan if you are a full-time First Wind employee, with a start date prior to October 1, 2009, and do not participate in development bonus plan, or any other incentive bonus plans. If you are an eligible new hire during the 2009 plan year, your bonus will be pro-rated based on your full months of consecutive employment through December 31, 2009.

Your Bonus Opportunity

Your eligible bonus will be based on a fixed percentage of your base salary. This is only a target, and any bonuses that may actually be payable shall be determined in the discretion of the Company based upon both the Company’s overall performance against its operational and financial goals and your individual performance against your goals as assessed by Company management. Any paid bonus may be less than, equal to, or greater than the target bonus.

Under the Bonus Plan, the Company must achieve at least the minimum threshold on both of our top two corporate goals, as set forth in Appendix A. Specifically, we must achieve our Cash EBITDA targets and raise incremental capital as outlined in Appendix A in order for the 2009 bonus pool to be funded. If we do not reach the minimum threshold of both of these goals, no bonuses will be paid in 2009. The Company, and each individual participant, also has the ability to overachieve against these goals by meeting or exceeding the stretch targets outlined in the table in Appendix A. If all or some of the stretch targets are achieved, the bonus pool could be funded at as much as 200% of target.

The individual component of your bonus is based upon your performance against the goals, objectives and specific performance criteria established by you and your manager. Your goals and objectives are documented in writing on a 2009 Goal / KPI Worksheet. It is your responsibility to work with your management to ensure your goal worksheet is complete, is reviewed periodically throughout the year, and stays relevant and current. Copies and any changes to the document should be forwarded to the HR Department for review.

Company Confidential

Bonus evaluations will be completed by your manager at year-end and reviewed by Senior Management and Human Resources Department as part of the bonus payment cycle.

The majority of your goals will be specific and very measureable and therefore your attainment of those goals will be straight forward. In cases where goal attainment is more subjective the following measurement system will be used:

Rating	Individual Multiplier
“Exceeds expectations”	100%-150%
“Fully meets expectations”	80%-100%
“Meets some expectations”	0% - 70%
“Does not meet expectations”	0%

Bonus Formula = Base Salary * Target Bonus % * Company Multiplier * Individual Multiplier

Bonus Examples

EXAMPLE I - Assumption	EXAMPLE II - Assumption
Base Salary = $100,000	Base Salary = $100,000
Target Bonus= 25% or $25,000	Target Bonus= 25% or $25,000
Company Performance = 125 points or 1.25	Company Performance = 75 points
Individual Performance = 110%	Individual Performance = 80%

$100,000 * 25% * 1.25 * 1.10 = $34,375	$100,000 * 25% * .75 * .80 = $15,000

Bonus Payments

Any earned 2009 annual bonus will be paid as soon as possible in the first quarter of 2010, following the completion of the Company’s annual financial audit. Applicable taxes and 401k deductions (if enrolled) will be deducted from any payments.

If you are on a performance improvement plan at the time the bonus is paid, you will not be eligible for the bonus. Poor performance on your part will affect your eligibility to receive the annual bonus.

If You Leave First Wind

You must be an active employee the day that bonuses are distributed to be eligible for a bonus. If you are on an approved leave, your bonus will be pro-rated based upon the number of full months of active employment during the year. You will receive your bonus payment upon your return to active employee status.

No Guarantees / Modifications / Terminations

This Employee Bonus Plan will be reviewed annually. The Company does not guarantee that a bonus plan will exist each year, or that you will receive a bonus in any given year. The Plan does not guarantee your continued employment with the Company. The program is based on Company and individual performance, and management reserves the exclusive right to modify or terminate the plan at its discretion at any time. For purposes of illustration and not limitation, the Company may modify its financial targets should it participate in a business combination or other significant business reorganization.

In Summary

At First Wind, we want to recognize everyone’s contributions in helping to make the Company successful. We believe that the Employee Bonus Plan will assist us in ensuring that individual employees can be recognized for their achievements.